Exhibit 4.2
Execution Version

AMENDMENT NO. 8 AND WAIVER NO. 2 TO THE
SECOND AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of September 28, 2008

AMENDMENT NO. 8 AND WAIVER NO. 2 (this “Amendment and Waiver”) TO THE SECOND AMENDED AND RESTATED CREDIT AGREEMENT among Chesapeake Corporation, a Virginia corporation (the “U.S. Borrower”), Chesapeake U.K. Holdings Limited, Chesapeake U.K. Acquisitions plc, Boxmore International Limited, Chesapeake plc (formerly known as Field Group plc) (collectively, the “U.K. Borrowers”), the banks, financial institutions and other institutional lenders party to the Credit Agreement referred to below (collectively, the “Lenders”) and Wachovia Bank, National Association, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

PRELIMINARY STATEMENTS:

WHEREAS, the U.S. Borrower, the U.K. Borrowers, the Lenders, the Administrative Agent, Bank of America, N.A. and Citicorp North America, Inc., as syndication agents, HSBC Bank plc, as documentation agent, Wachovia Capital Markets, LLC, as a co-lead arranger and the sole bookrunner, and Banc of America Securities LLC and Citicorp North America, Inc., as co-lead arrangers, have entered into a Second Amended and Restated Credit Agreement dated as of February 23, 2004, as amended by Amendment No. 1 dated as of June 10, 2004, Amendment No. 2 dated as of February 23, 2006, the Letter Waiver and Amendment No. 3 dated as of August 4, 2006, Amendment No. 4 dated as of June 18, 2007, Amendment No. 5 dated as of January 18, 2008, but effective as of December 28, 2007, Amendment No. 6 dated as of March 5, 2008 and Amendment No. 7 (“Amendment No. 7”) dated as of July 15, 2008 (as so amended, the “Credit Agreement;” capitalized terms not otherwise defined in this Amendment and Waiver have the same meanings as specified in the Credit Agreement); and

WHEREAS, the Borrowers, the Lenders and the Administrative Agent have agreed to amend and waive certain provisions of the Credit Agreement as hereinafter set forth, including the potential Events of Default notified by the U.S. Borrower to the Administrative Agent in connection with Section 7.2.4 of the Credit Agreement;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto hereby agree as follows:

SECTION 1. Amendments to the Credit Agreement.  The Credit Agreement is, effective as of the Eighth Amendment Effective Date (as defined in Section 3 below) and subject to the satisfaction of the conditions precedent set forth in Section 3, hereby amended as follows:

(a) Section 1.1 is hereby amended by inserting therein the following definitions in the proper alphabetical order:

““Eighth Amendment” means Amendment No. 8 and Waiver No. 2 to this Agreement dated as of September 28, 2008.”

““Eighth Amendment Effective Date” means the date on which all conditions to effectiveness set forth in Section 3 of the Eighth Amendment have been satisfied.”

(b) The definition of “Applicable Margin” contained in Section 1.1 is hereby amended, for the period commencing with the Eighth Amendment Effective Date and continuing through and including the Termination Date, by deleting the pricing grid contained therein and substituting in lieu thereof the following pricing grid:

“Leverage Ratio	Applicable Margin for LIBO Rate Loans	Applicable Margin for Base Rate Loans
Greater than or equal to 4.50:1	7.00%	6.00%
Less than 4.50:1	4.25%	3.25%”
(c) The definition of “LIBO Rate” contained in Section 1.1 is hereby amended, for the period commencing with the Eighth Amendment Effective Date and continuing through and including the Termination Date, by inserting after the last sentence contained therein the following:

“Notwithstanding the calculation of LIBO Rate set forth herein, commencing with the Eighth Amendment Effective Date and continuing through and including the Termination Date and for all purposes under the Loan Documents, if the calculation of the LIBO Rate in accordance with the foregoing results in a LIBO Rate that is less than 3.25%, then the LIBO Rate shall be deemed to be 3.25% and such rate shall remain in effect until such time as the LIBO Rate, as calculated in accordance with the foregoing, is greater than 3.25%."

(d) Section 7.1.1(a) of the Credit Agreement is hereby amended, for the period commencing with the Eighth Amendment Effective Date, (i) by deleting the “50” appearing in the first sentence thereof and substituting therefor “30” and (ii) by inserting immediately before the semi-colon contained therein the following:

“(it being understood that with respect to the financial statements in respect of the third Fiscal Quarter of 2008 delivered to the Administrative Agent, such financial statements shall be substantially similar to those filed with the SEC)”

SECTION 2. Limited Waiver to Credit Agreement.  In accordance with Section 10.1 of the Credit Agreement, and notwithstanding any other provisions set forth in the Credit Agreement, as of the Eighth Amendment Effective Date, in response to the notification by the U.S. Borrower to the Administrative Agent of the potential occurrence of the Events of Default in connection with Section 7.2.4 of the Credit Agreement for the third Fiscal Quarter of 2008, the Required Lenders hereby waive, for the period commencing with the Eighth Amendment Effective Date through and including October 31, 2008 (the “Waiver Expiration Date”), any Default or Event of Default arising under Section 8.1.3 of the Credit Agreement resulting from the Borrowers failure to perform their obligations set forth in Section 7.2.4 of the Credit Agreement for the third Fiscal Quarter of 2008.

SECTION 3. Conditions of Effectiveness.  This Amendment and Waiver shall be effective as of September 28, 2008 (the “Eighth Amendment Effective Date”) when, and only when,

(a) a Borrower shall have paid, on or before October 1, 2008 to the Administrative Agent for the ratable account and benefit of each Lender executing this Amendment and Waiver on or before 5:00 p.m. Eastern time on October 1, 2008, a fee equal to 0.10% of the Total Exposure Amount of each such Lender;

(b) the Administrative Agent shall have received, on or before October 1, 2008, the following documents, each such document (unless otherwise specified) dated the date of receipt thereof by the Administrative Agent (unless otherwise specified) and in sufficient copies for each Lender, in form and substance satisfactory to the Administrative Agent:

(i) Counterparts of this Amendment and Waiver executed by each Borrower and the Required Lenders or, as to any of the Required Lenders, advice satisfactory to the Administrative Agent that such Required Lender has executed this Amendment and Waiver;

(ii) Counterparts of the Consent and Confirmation attached hereto executed by each
Subsidiary Guarantor;

(iii) In accordance with Section 6, evidence reasonably satisfactory to the Administrative Agent that any and all expenses of all counsel to the Administrative Agent for services rendered since the date of their last invoice, or since they commenced work, as well as all expenses in connection with this Amendment and Waiver shall have been paid in full in accordance with Section 10.3 of the Credit Agreement;

(iv) A certificate signed by a duly authorized officer of each Borrower stating that:

(A) All representations and warranties made by such Borrower in Section 4 hereof and in the Credit Agreement and the other Loan Documents are true and correct in all material respects as of the date hereof as if made on the date hereof (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); and

(B) after giving effect to this Amendment and Waiver, no Default shall have occurred and be continuing.

(c) Within 15 days after the Eighth Amendment Effective Date, the Administrative Agent shall have received (i) corporate resolutions of the Borrowers authorizing the transactions contemplated under this Amendment and Waiver and (ii) legal opinions of Hunton & Williams LLP, counsel to the U.S. Borrower, addressed to the Administrative Agent and the Lenders, as to such matters as the Administrative Agent may reasonably request including, without limitation, corporate formalities, due authorization and delivery and, enforceability of this Amendment and Waiver.

SECTION 4. Representations and Warranties of the Borrowers.  Each Borrower represents and warrants as follows:

(a) Such Borrower and each Subsidiary Guarantor is a corporation or limited liability company duly organized or formed, validly existing and in good standing under the laws of its jurisdiction of organization or formation

(b) The execution, delivery and performance by such Borrower of this Amendment and Waiver and the Loan Documents, as modified hereby, and by each Subsidiary Guarantor of the Consent and Confirmation attached hereto, are in each case within such Person’s powers, have been duly authorized by all necessary action, and do not result in a default under or contravene any such Person’s Organic Documents.

(c) No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or other Person (other than those that have been duly obtained or made and which are in full force and effect) is required for the due execution, delivery or performance by such Borrower of this Amendment and Waiver or any of the Loan Documents, as modified hereby, to which it is or is to be a party, or by each Subsidiary Guarantor of the Consent and Confirmation attached hereto.

(d) This Amendment and Waiver has been duly executed and delivered by such Borrower, and the Consent and Confirmation attached hereto has been duly executed and delivered by each Subsidiary Guarantor.  This Amendment and Waiver and each of the other Loan Documents, as modified hereby, to which such Borrower is a party, and the Consent and Confirmation attached hereto, are legal, valid and binding obligations of such Borrower or such Subsidiary Guarantor, as applicable, enforceable against such entity in accordance with their respective terms (except, in any case, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general principles of equity).

SECTION 5. Reference to and Effect on the Loan Documents.  (a)  On and after the Eighth Amendment Effective Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the Notes and each of the other Loan Documents to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement, as modified by this Amendment and Waiver.

(b) The Credit Agreement (including, without limitation, the guarantees by the Borrowers set forth in Section 4.10 thereof), the Notes and each of the other Loan Documents (including, without limitation, the covenants set forth in Section 6 of Amendment No. 7 and any written agreements with respect to the security interests contemplated under Section 7.1.14 of the Credit Agreement) are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.  Without limiting the generality of the foregoing, the Collateral Documents and all of the Collateral described therein do and shall continue to secure the payment of all Obligations of the Loan Parties under the Loan Documents, in each case as modified by this Amendment and Waiver.

(c) The execution, delivery and effectiveness of this Amendment and Waiver shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Administrative Agent under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents (including, without limitation, the covenants set forth in Section 6 of Amendment No. 7 and any written agreements with respect to the security interests contemplated under Section 7.1.14 of the Credit Agreement.

SECTION 6. Costs and Expenses.  The Borrowers agree to pay on demand all costs and expenses of the Administrative Agent in connection with the preparation, execution, delivery and administration, modification and amendment of this Amendment and Waiver and the other instruments and documents to be delivered hereunder and prior amendments and agreements as well as ongoing advice relating to the rights and remedies of the Lenders and effecting additional Collateral under the Loan Documents (including, without limitation, the reasonable fees and expenses of counsel for the Administrative Agent (including, Shearman and Sterling LLP, Wragge & Co LLP, local counsel in all foreign jurisdictions where collateral has been sought and Mr. Gabriel Moss QC)) in accordance with the terms of Section 10.3 of the Credit Agreement, with any invoice submitted prior to the Eighth Amendment Effective Date to be paid on the Eighth Amendment Effective Date.

SECTION 7. Other Covenants.  In consideration of the agreements contained herein, the Borrowers further agree (it being understood that failure to comply with the covenants contained in this Section 7 shall constitute an Event of Default):

(a) To use commercially reasonable efforts to re-allocate, in a manner reasonably satisfactory to the Administrative Agent, (the “Debt Re-allocation”), no earlier than October 1, 2008 but no later than October 15, 2008 (it being understood that written details of such Debt Re-allocation shall be provided to the Administrative Agent prior to the effectiveness thereto), any Borrowings of the U.S. Borrower to Chesapeake U.K. Holdings Limited (“CSK UK Holdings”) in an amount (denominated in U.S. Dollars or Other Currency equivalent) equal to the greater of (A) $50,000,000 or (B) the amount of the cumulative tax basis net operating losses of the U.S. Borrower reasonably expected to be available to the U.S. Borrower during the current taxable year on a current or carryover basis plus an amount equal to the foreign source taxable income that during the current taxable year of the U.S. Borrower could be reasonably be expected to be offset, after the use of such net operating losses, for U.S. federal income tax purposes by U.S. foreign tax credits  available to such Borrower, as calculated as of the most recent computation date (consistent with past practices of the Borrowers and done in the ordinary course of business); provided that, in any event, the aggregate principal amount of Borrowings by the U.S. Borrower, after the date of such re-allocation, shall not exceed $111,000,000 at anytime, and in connection with the foregoing, deliver to the Administrative Agent, prior to the effectiveness thereof, the following:

(i) Shareholder and board resolutions of CSK UK Holdings authorizing the Debt Re-allocation and the entering into of any loan documentation or other agreements in respect of the Debt Re-allocation, in each case, in form and substance reasonably satisfactory to the Administrative Agent,

(ii) Officer certificates with respect to CSK UK Holdings in form and substance reasonably satisfactory to the Administrative Agent,

(iii) A drawing request or applicable borrowing notice,

(iv) Evidence satisfactory to the Administrative Agent regarding the prepayment of the intercompany promissory notes, if applicable, and

(v) Evidence that Chesapeake PLC has registered as a private limited company if necessary to effect the Debt-Reallocation in a lawful manner.

(b) In connection with the Debt-Reallocation, or otherwise, to provide any collateral documents, security agreements and guarantees (along with legal opinions (other than in connection with the Debt-reallocation) that are consistent with other legal opinions provided in connection with the Loan Documents, corporate resolutions, and other items reasonably related thereto) reasonably requested by the Administrative Agent in connection with the security interests and guarantees contemplated under the Loan Documents.

SECTION 8. Delivery of Third Quarter Financial Statements.  Notwithstanding Section 8.1.4 of the Credit Agreement to the contrary, the Borrowers hereby acknowledge and agree that the failure to deliver the financial statements referred to in Section 7.1.1(a) of the Credit Agreement, as amended hereby, within 30 days after the end of the third Fiscal Quarter of 2008, along with a Compliance Certificate concurrently therewith, as required under Section 7.1.1(c) of the Credit Agreement, shall constitute an Event of Default for all purposes under the Loan Documents.

SECTION 9. Execution in Counterparts.  This Amendment and Waiver may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.  Delivery of an executed counterpart of a signature page to this Amendment and Waiver by telecopier (or other electronic transmission) shall be effective as delivery of a manually executed counterpart of this Amendment and Waiver.

SECTION 10. Governing Law.  This Amendment and Waiver shall be governed by, and construed in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment and Waiver to be executed by their respective officers thereunto duly authorized, as of the date first above written.

CHESAPEAKE CORPORATION

By /s./ Joel K. Mostrom
Name: Joel K Mostrom
Title: Executive Vice President & CFO

CHESAPEAKE U.K. HOLDINGS LIMITED

By /s/ J. P. Causey Jr.
Name: J. P. Causey Jr.
Title: Director

CHESAPEAKE U.K. ACQUISITIONS PLC

By /s/ J. P. Causey Jr.
Name: J. P. Causey Jr.
Title: Director

BOXMORE INTERNATIONAL LIMITED

By /s/ J. P. Causey Jr.
Name: J. P. Causey Jr.
Title: Director

CHESAPEAKE PLC (FORMERLY KNOWN AS
FIELD GROUP PLC)

By /s/ J. P. Causey Jr.
Name: J. P. Causey Jr.
Title: Director

Agreed as of the date first above written:

WACHOVIA BANK, NATIONAL ASSOCIATION,
as a Lender and Administrative Agent

By: /s/ Reginald T. Dawson
Name: Reginald T. Dawson
Title: Managing Director

BANK OF AMERICA INC as a Lender

By: /s/ Patrick Honey
Name: Patrick Honey
Title: Senior Vice President

HSBC Bank plc as a Lender

By: /s/ Clare E. Bullock
Name: Clare E. Bullock
Title: Senior Corporate Manager

KBC Bank N.V., as a Lender

By: /s/ Katherine S. McCarthy
Name: Katherine S. McCarthy
Title: Director

By: /s/ Sandra T. Johnson
Name: Sandra T. Johnson
Title: Managing Director

CREDIT INDUSTRIEL ET COMMERCIAL, as a Lender

By: /s/ Eric Longuet
Name: Eric Longuet
Title: Vice President

By: /s/ Nicolas Courtaigne
Name: Nicolas Courtaigne
Title: Assistant Vice President

Allied Irish Banks p.l.c. as a Lender

By: /s/ Peter McDonnell
Name: Peter McDonnell
Title: Manager

By: /s/ David Lucas
Name: David Lucas
Title: Assistant Manager

Citicorp North America, Inc., as a Lender

By: /s/ George Van
Name: George Van
Title: Vice President